Exhibit 99.1

Medical Staffing Network Holdings Announces Second Quarter 2009 Operating Results

BOCA RATON, Fla.--(BUSINESS WIRE)--August 6, 2009--Medical Staffing Network Holdings, Inc. (OTCQX: MSNW) today reported revenue of $87.6 million for the second quarter of 2009, a decrease of 38.7% from the second quarter 2008 revenue of $143.0 million. The net loss for the second quarter of 2009 was $1.1 million, or $0.04 per diluted share, as compared with a net loss of $52.7 million, or $1.74 per diluted share, for the second quarter of 2008. Adjusted net loss (a non-GAAP financial measure that is reconciled in an accompanying schedule) was $0.4 million, or $0.01 per diluted share, for the second quarter of 2009 as compared with adjusted net income of $1.0 million, or $0.03 per diluted share, for the second quarter of 2008. The Company’s AEBITDA (as defined later, AEBITDA is a non-GAAP financial measure that is reconciled in an accompanying schedule) was $5.1 million (5.9% of revenue) for the second quarter of 2009 as compared with $6.0 million (4.2% of revenue) for the second quarter of 2008. Cash flow generated from operations was $4.4 million for the second quarter of 2009 as compared with $8.9 million for the second quarter of 2008. Days sales outstanding as of the end of the second quarter of 2009 was 49 days, down four days from the end of the comparable prior year period.

Commenting on the second quarter’s results, Robert J. Adamson, our chairman and chief executive officer, stated, “Hospitals nationwide have experienced continued budgetary pressures in addition to weak admission levels. More significantly, an increasing number of nurses have left the temporary labor pool and returned to full time work, and full time nurses are working longer hours. Demand for temporary healthcare staffing has been significantly impacted by these factors.”

Adamson continued, “Weekly average revenue was lower in each month during the second quarter though the rate of decline lessened in July. In response to the second quarter revenue decrease, management implemented further cost containment initiatives in early June, which included the elimination of staff positions and furloughs, in an effort to reduce expenses and maximize operating income.”

Adamson concluded, “We continue to focus on increasing our gross margins, which were up 180 basis points over the prior year quarter, and managing our costs. We believe that keeping the period year-over-year reduction in AEBITDA to 14.4% as revenues fell 38.7% is a success. Clearly, the recession will continue to depress demand for our services through the second half of 2009, but we believe that our Company will be well positioned to benefit from the inevitable recovery.”

For the three months ended June 28, 2009 and June 29, 2008, approximately $62.2 million (71.0%) and $99.2 million (69.4%) of the Company’s revenues, respectively, were derived from per diem staffing (inclusive of short-term contracts and allied health business staffed through local per diem branches); $14.0 million (16.0% of revenues) and $25.6 million (17.9% of revenues), respectively, were derived from travel nurse staffing; and $11.4 million (13.0% of revenues) and $18.2 million (12.7% of revenues), respectively, were derived from allied health staffing.

Gross profit for the second quarter of 2009 was $23.4 million, a decrease of 34.3% from the gross profit of $35.7 million for the second quarter of 2008. Gross margin (gross profit compared to service revenues) for the second quarter of 2009 was 26.7% as compared with 24.9% for the second quarter of 2008. The 180 basis point gross margin improvement over the comparable prior year period was primarily attributable to a continued focus on gross margin expansion and a recent favorable trend in the actuarial valuations of the Company’s self-insurance accrued liabilities. Selling, general and administrative expenses were $18.4 million, or 21.0% of revenues, in the second quarter of 2009 as compared with $29.7 million, or 20.8% of revenues, for the comparable prior year period. The $11.3 million, or 38.2%, decrease from the prior year is due to the various cost containment initiatives implemented over the past few quarters.

Revenues for the six months ended June 28, 2009, were $186.3 million, a decrease of 35.4% from revenues of $288.3 million for the comparable prior year period. Net loss for the six months ended June 28, 2009, was $4.8 million, or $0.16 per diluted share, as compared with a net loss of $52.0 million, or $1.71 per diluted share. Adjusted net loss was $1.7 million, or $0.06 per diluted share, for the six months ended June 28, 2009, as compared with adjusted net income of $1.8 million, or $0.06 per diluted share, for the comparable prior year period. The Company’s AEBITDA for the six months ended June 29, 2009 was $8.5 million (4.6% of revenue) as compared with $12.1 million (4.2% of revenue) for the comparable prior year period. Cash flow generated from operations was $11.9 million for the six months ended June 28, 2009, as compared with $11.5 million for the comparable prior year period.

For the six months ended June 28, 2009 and June 29, 2008, approximately $131.2 million (70.4%) and $201.9 million (70.0%) of the Company’s revenues, respectively, were derived from per diem staffing (inclusive of short-term contracts and allied health business staffed through local per diem branches); $31.7 million (17.0% of revenues) and $51.2 million (17.8% of revenues), respectively, were derived from travel nurse staffing; and $23.4 million (12.6% of revenues) and $35.2 million (12.2% of revenues), respectively, were derived from allied health staffing.

Gross profit was $48.0 million for the six months ended June 28, 2009, a decrease of 32.2% from the gross profit of $70.7 million for the comparable prior year period. Gross margin for the six months ended June 28, 2009, was 25.7%, an increase from the gross margin of 24.5% for the comparable prior year period. The 120 basis point year-over-year improvement was primarily attributable to a continued focus on gross margin expansion and a recent favorable trend in the actuarial valuation of the Company’s self-insurance accrued liabilities. Selling, general and administrative expenses were $39.7 million, or 21.3% of revenues, for the six months ended June 28, 2009, as compared with $58.7 million, or 20.3% of revenues, for the comparable prior year period. The $19.0 million, or 32.4%, decrease from the prior year is due to the various cost containment initiatives implemented over the past few quarters.

Company Summary

Medical Staffing Network Holdings, Inc. is one of the largest diversified healthcare staffing companies in the United States as measured by revenues. The Company is the leading provider of per diem nurse staffing services and is also a leading provider of travel, allied health and vendor managed services.

Reasons for Presentation of Non-GAAP Financial Measures

Statements made in this press release include non-GAAP financial measures. Such information is provided as additional information, not as an alternative to our consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP), and is intended to enhance an overall understanding of our current financial performance. We believe the non-GAAP financial measures discussed in this press release provide useful information to management, investors and prospective investors by excluding certain charges and other amounts that we believe are not indicative of our core operating results. These non-GAAP measures are included to provide management, our investors and prospective investors with an alternative method for assessing our operating results in a manner that, we believe, is focused on the performance of our ongoing operations and to provide a more consistent basis for comparison between quarters. One of the non-GAAP financial measures presented is Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (AEBITDA), which consists of net loss before income taxes, interest, loss on early extinguishment of debt, depreciation and amortization, stock based compensation expense, restructuring and other charges, non-cash impairment of goodwill and intangible assets, and other income which might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures reported by other companies. A second non-GAAP financial measure presented is Adjusted Net Income, which consists of net income (loss) attributable to Medical Staffing Network Holdings, Inc. (MSN) adjusted for: (i) restructuring and other charges, (ii) non-cash impairment charges related to goodwill and intangible assets, and (iii) the provision for income taxes. The financial statements included below contain a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measure.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include all statements other than those made solely with respect to historical fact. These statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following: our ability to attract and retain qualified nurses and other healthcare personnel; our ability to maintain demand for services provided by temporary healthcare professionals if lower than expected levels of patient occupancy at our hospital and healthcare facility clients continue; the effect of higher unemployment rates on our ability to successfully recruit additional healthcare professionals; the effect of the general level of economic activity on our business as such activity is impacted by factors beyond our control (i.e. inflation, recession, weather conditions, acts of war); the effects of future healthcare reform on our business; our ability to remain competitive in obtaining and retaining hospital and healthcare facility clients and temporary healthcare professionals; our continued ability to secure and fill new orders from our hospital and healthcare facility clients; the effect of fluctuations in hospital and healthcare facility patient occupancy on our business; our clients’ ability or inability to pay us for our services; our exposure to increased costs and risks associated with increasing and new corporate governance regulation compliance; the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business; the proper functioning of our information systems; our continuing ability to borrow under the Revolver portion of our Amended and Restated Senior Credit Facility; our ability to continue to remain in compliance with the financial covenants contained in our Amended and Restated Senior Credit Facility; our ability to successfully integrate completed acquisitions into our current operations; our ability to obtain additional financing, if required, in future periods; our ability to leverage our cost structure; the effect of significant legal actions and other claims asserted against us on our business; our ability to sustain our self-insurance claims experience; our continued ability to attract, develop and retain sales and recruitment personnel; the adverse impact of unanticipated departures of key officers and senior management personnel; the effect of our recognition of any impairment to goodwill on our earnings; the effect of higher than anticipated travel business housing costs on our margins; the ability of our executive officers, directors and significant stockholders to influence matters requiring stockholder approval; the impact on our business and our stock price of our December 2008 delisting from the New York Stock Exchange; the provisions in our corporate documents and Delaware law that could delay or prevent a transaction considered favorable by our stockholders; and the possible decline in value of our stock price. Additional information concerning these and other important factors can be found within the Company’s filings with the Securities and Exchange Commission. Forward-looking statements in this press release should be evaluated in light of these important factors. Although the Company believes that these statements are based upon reasonable assumptions, the Company cannot provide any assurances regarding future results. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

MEDICAL STAFFING NETWORK HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(unaudited; in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 28,	June 29,	June 28,	June 29,
	2009	2008	2009	2008

Service revenues	$87,638	$143,029	$186,269	$288,252
Cost of services rendered	64,216	107,361	138,306	217,528
Gross profit	23,422	35,668	47,963	70,724

Operating expenses:
Selling, general and administrative	18,368	29,709	39,712	58,708
Depreciation and amortization	1,630	1,554	3,226	3,046
Restructuring and other charges	232	166	913	476
Impairment of goodwill	243	59,817	1,212	59,817
Impairment of intangible assets	–	3,100	–	3,100
Total operating expenses	20,473	94,346	45,063	125,147

Income (loss) from operations	2,949	(58,678)	2,900	(54,423)
Loss on early extinguishment of debt	–	–	1,808	–
Interest expense, net	3,940	2,694	6,477	5,735
Other income(1)	–	–	(719)	–

Loss before benefit from income taxes	(991)	(61,372)	(4,666)	(60,158)
Benefit from income taxes	–	(8,717)	–	(8,334)
Consolidated net loss	(991)	(52,655)	(4,666)	(51,824)
Net income – noncontrolling interest in subsidiary	90	71	162	126
Net loss attributable to MSN	$(1,081)	$(52,726)	$(4,828)	$(51,950)

Basic and diluted net loss per share attributable to MSN	$(0.04)	$(1.74)	$(0.16)	$(1.71)

Weighted average common shares outstanding:
Basic and diluted	30,490	30,315	30,483	30,314

Summary Cash Flow Information:
Cash flow provided by operating activities	$4,415	$8,880	$11,925	$11,472

Operating Statistics:
Hours worked	1,992	3,206	4,147	6,424

(1) Other income relates to the recovery of an accounts receivable during the first quarter of 2009 from a bankruptcy claim.  The account receivable associated with this claim was written off in a prior period.

MEDICAL STAFFING NETWORK HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation to AEBITDA(1) and Adjusted Net Income(1)
(unaudited; in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 28, 2009	June 29, 2008	June 28, 2009	June 29, 2008
Reconciliation to AEBITDA(1):
Net loss attributable to MSN	$(1,081)	$(52,726)	$(4,828)	$(51,950)
Benefit from income taxes	–	(8,717)	–	(8,334)
Taxes included within selling, general and administrative expenses	77	–	241	–
Other income	–	–	(719)	–
Interest expense, net	3,940	2,694	6,477	5,735
Loss on early extinguishment of debt	–	–	1,808	–
Impairment of intangible assets	–	3,100	–	3,100
Impairment of goodwill	243	59,817	1,212	59,817
Restructuring and other charges	232	166	913	476
Stock based compensation expense	108	125	200	250
Depreciation and amortization expense	1,630	1,554	3,226	3,046
AEBITDA(1)	$5,149	$6,013	$8,530	$12,140

Reconciliation to Adjusted Net Income (Loss)(1):
Income (loss) from operations, as reported	$2,949	$(58,678)	$2,900	$(54,423)
Restructuring and other charges	232	166	913	476
Impairment of goodwill	243	59,817	1,212	59,817
Impairment of intangible assets	–	3,100	–	3,100
Adjusted income from operations(1)	3,424	4,405	5,025	8,970
Loss on early extinguishment of debt	–	–	1,808	–
Interest expense, net	3,940	2,694	6,477	5,735
Other income	–	–	(719)	–
Adjusted income (loss) before income taxes(1)	(516)	1,711	(2,541)	3,235
Adjusted provision for (benefit from) income taxes(2)	(206)	684	(1,016)	1,294
Adjusted consolidated net income (loss)(1)	(310)	1,027	(1,525)	1,941
Net income – noncontrolling interest in subsidiary	90	71	162	126
Adjusted net income (loss) attributable to MSN	$(400)	$956	$(1,687)	$1,815
Basic and diluted adjusted net income (loss) per share(1)	$(0.01)	$0.03	$(0.06)	$0.06

Weighted average common shares outstanding:
Basic	30,490	30,315	30,483	30,314
Diluted	30,490	30,338	30,483	30,339

(1) Certain non-GAAP financial measures are being provided, as management believes they are a useful supplement to actual operating performance and for comparison to prior year periods.  These measurements are not intended to represent actual operating results and they should not be considered in isolation or as a substitute for measures of performance in accordance with United States GAAP.  These measurements have certain material limitations as compared with the use of the most directly comparable GAAP financial measures.  We compensate for these limitations by using these measurements as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of our operating performance and comparisons to prior year periods.

(2) The provision for income taxes for the three and six months ended June 28, 2009 and June 29, 2008, is being calculated assuming there was no need to record a valuation allowance against the Company’s net deferred income tax assets.  An effective income tax rate of 40% was used in calculating the adjusted net income for the three and six months ended June 28, 2009 and June 29, 2008.

MEDICAL STAFFING NETWORK HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(unaudited; in thousands)

	June 28, 2009	Dec. 28, 2008
ASSETS
Current assets:
Cash and cash equivalents	$8,985	$14,344
Accounts receivable, net	50,146	70,375
Other current assets	4,713	4,768
Total current assets	63,844	89,487

Furniture and equipment, net	12,951	11,751
Goodwill	58,704	59,916
Intangible assets, net	6,900	8,043
Other assets, net	3,994	4,732

Total assets	$146,393	$173,929

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$30,895	$40,378
Accrued payroll and other current liabilities	5,583	8,339
Current portion of long-term debt	2,025	11,762
Total current liabilities	38,503	60,479

Long-term debt	104,618	104,988
Other long-term obligations	5,363	6,373
Total liabilities	148,484	171,840

Commitments and contingencies

Total MSN stockholders’ equity (deficit)	(2,493)	1,687

Noncontrolling interest in subsidiary	402	402

Total stockholders’ equity (deficit)	(2,091)	2,089

Total liabilities and stockholders’ equity (deficit)	$146,393	$173,929

CONTACT:
Medical Staffing Network Holdings, Inc.
Jeff Yesner, Chief Accounting Officer, 561-322-1303